UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2015

Identiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39300 Civic Center Drive, Suite 140 Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e)

On February 2, 2015, Identiv, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement, dated February 16, 2012, as previously amended on May 31, 2012 and March 18, 2014, with Dr. Manfred Mueller, pursuant to which Dr. Mueller’s title was changed to Executive Vice-President, Global Operations and Support. Dr. Mueller was formerly Chief Operating Officer, with responsibility for the Company’s sales in the Europe/Middle East and Asia/Pacific regions.

In addition to the change in title, the Amendment also replaces Dr. Mueller’s eligibility to earn commission compensation with an opportunity to earn a bonus equal to 50 percent of his annual base salary, based on achievement of planned target revenues and other mutually agreed upon performance metrics.

The above description is only a summary of certain provisions of the Amendment and is qualified in its entirety by reference to the provisions of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

With the change in duties for Dr. Mueller, the Company has promoted Tom Pak to Executive Vice President, International Sales and Alliances. Mr. Pak, previously the Executive Vice President, Business Development and Alliances, has assumed sales responsibility for all international sales regions.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Third Amendment to Executive Employment Agreement between Identiv, Inc. and Dr. Manfred Mueller, dated February 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identiv, Inc.

February 6, 2015	By:	/s/ Brian Nelson
Brian Nelson
Chief Financial Officer and Secretary